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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                    FORM 8-K



                                 CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934



                                December 11, 2000
                                (Date of earliest
                                 event reported)



                               EXELON CORPORATION
             (Exact name of registrant as specified in its charter)




        PENNSYLVANIA                   1-16169             23-2990190
(State or other jurisdiction  (Commission File Number)    (IRS Employer
      of incorporation)                                    Identification No.)



                      37th Floor, 10 South Dearborn Street
                             Post Office Box A-3005
                          Chicago, Illinois 60690-3005
                    (Address of principal executive offices)

               Registrant's telephone number, including area code:
                                 (312) 394-4321

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Item 5.  Other Events.

On December 11, 2000, Exelon Enterprises, a division of Exelon Corporation (Exelon), and Exelon Infrastructure Services, Inc. (EIS), a business unit of Exelon Enterprises, announced that EIS acquired three utility and industrial infrastructure services companies and signed a definitive agreement to purchase a fourth company.

The three acquired companies are M.J. Electric, Inc. of Iron Mountain, MI; P.A.C.E. Engineering, Inc. of Tulsa, OK; and Electric Services, Inc. of East Haven, CT. EIS has signed a definitive agreement to acquire Blair Park Services, Inc. of Warrington, PA. This transaction is expected to close in January 2001.

The four companies have combined annual revenues of approximately $200 million and employ a total workforce of approximately 1,100. Subsequent to these acquisitions, EIS will have 8,000 employees and annualized revenues in excess of $900 million.

The combined purchase price for the four new companies is approximately $196 million in cash and stock. These acquisitions are expected to be immediately accretive to earnings and are expected to realize annualized revenues of more than $245 million for calendar 2001. The contribution to Exelon's earnings per share in 2001 is expected to be approximately $0.025.

On December 11, 2000,  EIS issued a press  release  which is attached  hereto as
Exhibit 99.

The matters discussed in this Report and information including expected revenues and earnings contributions of these acquisitions are forward-looking statements. The Company's current expectations, anticipated plans and estimates set forth in these statements are dependent on numerous factors which may change, including market conditions, unforeseen regulatory changes, changes in the labor market and changes in the overall economy, any or all of which may affect revenues and margins. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Report.

Item 7.  Financial Statements and Exhibits.

(c)      Exhibits.
                  99 - Press release dated December 11, 2000.


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                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                           EXELON CORPORATION


                                           /S/  Ruth Ann M. Gillis
                                           --------------------------------
                                           Principal Financial Officer



December 18, 2000